EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009 (July 17, 2009 as to the reclassification of segment information as described in Note 25), relating to the consolidated financial statements of East West Bancorp, Inc. appearing in the Current Report on Form 8-K of East West Bancorp, Inc. dated July 20, 2009, and of our report dated March 2, 2009 relating to the effectiveness of East West Bancorp, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of East West Bancorp, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California September 10, 2009